EXHIBIT 99.1

Mid-Con Energy Partners, LP Completes Strategic Recapitalization, Changes in Governance, Redetermination of Its Borrowing Base, and Selection of New Operator

TULSA, June 5, 2020 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con” or the “Partnership”) has entered into a strategic recapitalization transaction with its preferred equity holders, providing for the conversion of all Series A and B Preferred Units into common units at an average conversion price of $3.12/unit.

In connection with the recapitalization, ownership of the Partnership’s general partner, Mid-Con GP, LLC (the “General Partner”), has been transferred to the Partnership, resulting in strengthened corporate governance, and a new Board of Directors has been elected by written consent of the holders of a majority of the common unitholders.

The Partnership also announced today the close of the spring redetermination of the borrowing base under its senior secured revolving credit facility (the “Credit Facility”) and an amendment of the Credit Facility. The borrowing base is now set at $64 million.

The Partnership also announced that Contango Resources, Inc. (“Contango Resources”), a subsidiary of Contango Oil & Gas Company (“Contango”) will be the new operator of the Partnership’s properties, replacing Mid-Con Energy Operating, LLC. The move is expected to generate pro-forma annual cash savings of approximately $6.5 million compared to 2019.

Mid-Con Energy Parties Enters into Transformational Capital Restructuring

Mid-Con, an upstream production company focused on conventional assets in Oklahoma and Wyoming, today announced  that it has completed a strategic recapitalization transaction, resulting in significant changes to its capital structure and governance to strengthen its balance sheet, create alignment across all unit holders, reduce costs and streamline operations, thereby creating immediate and sustainable value for all unit holders.  The holders of all of the Partnership’s Class A and B preferred units (collectively, the “Preferred Units”), led by Goff Capital, Inc., (“Goff Capital”) have agreed to convert their Preferred Units to common units at an average conversion price of $3.12/unit.  In addition, the equity holders of the General Partner have agreed to contribute the ownership of the General Partner to the Partnership in exchange for common units.  In connection with these transactions, the limited partnership agreement of the Partnership has been amended, the directors of the General Partner have resigned, and a new Board of Directors has been elected by written consent of affiliates of Goff Capital that now hold a majority of the outstanding common units.  Following these transactions, the Partnership will have 14,311,522 common units outstanding.

“These actions simplify our capital structure and align the ownership and governance of the Partnership through a Board of Directors elected by the holders of a single class of common units,” said Chad B. Roller, Ph.D., President and Chief Operating Officer.  “Our new Board members will collectively represent beneficial ownership of more than 50% of the Partnership’s units.  The changes in capital structure and governance also will allow the Partnership to focus on cash flow and debt reduction by eliminating dividends on the Preferred Units and the overhang of upcoming maturities of the Preferred Units.”

“Our low decline assets bring stability quarter-to-quarter with minimal maintenance capital requirements. The assets have been robust as we continually adjust to volatile oil prices through deactivation and re-activation of wells in order to optimize cash flow,” said Mr. Roller. “The Agreement allows the Partnership to optimize near-term cash flow without the burden of servicing the Preferred Units.”

Election of New Board Members and Departure of Six Board Members

The Partnership is pleased to announce that Robert Boulware, Travis Goff and Fred Reynolds have been elected to constitute the Board of Directors of the General Partner.

Robert Boulware served as President and CEO of ING Funds Distributor, LLC.  Mr. Boulware’s experience also includes executive and management positions with WESAV Financial, Bank of America, and Western Savings.  Since 2008, he has served on the Brighthouse Funds Trustee Board as Chairman of the Investment Committee and as a member of the Nominating and Governance and Audit Committees. He has also served since 2013 as Board Trustee for the Vertical Capital Fund, where he is the Lead Independent Director and a member of the Audit Committee and Nominating and

Governance Committee. Since 2014, Mr. Boulware has served as Board Trustee with the Sharespost 100 Fund, where he is currently Chairman of the Board, as well as Chairman of the Audit Committee and Nominating and Governance Committee.  He also has served on the Board of Gainsco Auto Insurance since 2005 as Director, Chairman of the Audit Committee and member of the Compensation Committee.  Mr. Boulware received his BSBA from Northern Arizona University at Flagstaff, Arizona.

Travis Goff is President of Goff Capital, a Fort Worth, Texas-based family office. Goff Capital is the family office of John Goff, which directly invests in public securities as well as private equity in a variety of industries. Mr. Goff manages all existing and potential private and public investments for Goff Capital.  Mr. Goff is a graduate of the University of Texas at Austin and began his career at Morgan Stanley in New York, working in both the investment banking and principal investing platforms. He currently serves as a Board Member of several companies in the oil and gas, manufacturing, and media and entertainment industries.

Fred N. Reynolds is the principal owner of Fred S. Reynolds & Associates, a petroleum engineering consulting firm located in Fort Worth, Texas. Mr. Reynolds graduated in 1979 with a Bachelor of Science in Petroleum Engineering from the University of Oklahoma. Following graduation, Mr. Reynolds worked for Chevron U.S.A. and Equity Oil Company as a drilling and completion engineer and Engineering Manager, before joining his father and forming the petroleum engineering consulting firm of Fred S. Reynolds & Associates in 1983.

Departing Board members include Charles R. “Randy” Olmstead, Fred Ball Jr., John (“J.W.”) Brown, and Peter A. Leidel, who resigned in connection with the reported transactions.  Wilkie S. Colyer, Jr., the President and CEO of Contango, the parent of the new operator of the Partnership’s properties, also has resigned from the Board.

“On behalf of management, staff, and investors, I extend our gratitude to the departing board members for their time, experience, and thoughtfulness in working through the recapitalization,” said Mr. Roller. “Management worked very closely with the Board over many hours and in tough conditions brought about by the current pandemic afflicting our communities, the US and abroad. Our Board exhibited patience and perseverance from beginning to execution. As the partnership flips to a new page, we enthusiastically welcome our new Board members. Their experience and vested ownership, coupled with technical expertise, will be invaluable as the Partnership navigates through the eventual recovery in the energy sector.”

Resignation of Senior Executive Management

The Partnership announced the resignation of Randy Olmstead from his current positions as CEO and Chairman of the Board.  “We want to sincerely thank Mr. Olmstead for his service to the Partnership, both before and after the Partnership went public in 2011. His leadership and experience over three decades was invaluable in guiding the Partnership through both up and down cycles in oil prices. We wish Mr. Olmstead the very best in his future endeavors,” said Mr. Roller.

15th Amendment to Credit Facility and June 1, 2020 Borrowing Base Determination

The Partnership also announced the spring determination of the borrowing base under its senior bank debt (the “Credit Facility”). The new borrowing base is set at $64 million and is a reduction from the previous borrowing base of $95 million. The reduction in the borrowing base is a result of the unprecedented downturn in the oil markets. In addition, the Partnership announced the 15th Amendment to the Credit Facility (the “Amendment”), effective as of June 1, 2020. The Amendment aims to achieve $10 million in debt reduction through the next regularly scheduled redetermination of the borrowing base on or around November 2020. In addition, the Partnership will cease capital expenditures for the remainder of 2020 and look to divest non-core assets to accelerate debt repayment.

“The Partnership would like to thank our bank group for their unanimous support and efforts to establish a mutually agreeable plan for our future operations,” said Mr. Roller. “The Amendment allows for a constructive approach to right size the balance sheet and position the Partnership to succeed in the second half of 2020 and going into 2021.”

Appointment of Contango Resources as Operator for the Partnership

The Partnership has entered into a Management Services Agreement (“MSA”) with Contango Resources effective as of July 1, 2020, under which Contango Resources will serve as operator of the Partnership’s assets for a flat fee arrangement, which is expected to generate pro forma annual cash savings of approximately $6.5 million compared with 2019.  Contango will also receive warrants to acquire common units of the Partnership, further aligning it with equityholders.  “The Partnership continues to focus on managing operational costs and the shift of operations will allow us to leverage the larger scale of Contango to ultimately reduce cost,” said Mr. Roller. “Contango has existing production in our core areas and an operations team with a proven track record, who will be joined by key members of the Partnership’s existing operations team.” Contango Resources will take over operations in the third quarter of 2020, replacing Mid-Con Energy Operating.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Oklahoma and Wyoming. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

Forward-Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements due to a number of factors including but not limited to volatility of commodity prices; revision to oil and natural gas reserves estimates as a result of changes in commodity prices; effectiveness of risk management activities; business strategies; future financial and operating results; our ability to pay distributions; ability to replace the reserves we produce through acquisitions and the development of our properties; future capital requirements and availability of financing; technology and cybersecurity; realized oil and natural gas prices; production volumes; lease operating expenses; general and administrative expenses; cash flow and liquidity; availability of production equipment; availability of oil field labor; capital expenditures; availability and terms of capital; marketing of oil and natural gas; general economic conditions; world-wide epidemics, including the coronavirus; competition in the oil and natural gas industry; environmental liabilities; counterparty credit risk; governmental regulation and taxation; compliance with NASDAQ listing requirements; developments in oil producing and natural gas producing countries; plans, objectives, expectations and intentions; and any other risks and uncertainties discussed in our Form 10-K and other filings with the SEC.

Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2019, and in other documents and reports we file from time to time with the SEC.

Investor Relations Contact

IR@midcon-energy.com

(918) 743-7575